Walgreen Co.
Webcast - Third Quarter Ending May 31, 2007

June 25, 2007
Hello, and thanks for tuning in to Walgreens audio webcast for the third quarter of fiscal year 2007. I’m Rick Hans, Walgreens Director of Finance, and I invite you to use this information in conjunction with the press release and other financial information posted on our Web site.

Safe Harbor Language
Before we begin, I’d like to go over the safe harbor language. Certain statements and projections of future results made in this presentation constitute forward-looking information that is based on current market, competitive and regulatory expectations that involve risk and uncertainty. Please see our Form 10-K, as amended, for the fiscal year ended August 31, 2006, for a discussion of factors as they relate to forward-looking statements.

[Preliminary and unaudited]
Sales and Earnings
Today we announced third quarter earnings were up 19.6 percent to $561 million, or 56 cents per share (diluted). That came on a sales increase of 12.5 percent to $13.7 billion. This year’s quarter includes a $13.5 million credit from the resolution of a multiyear state tax matter, compared to a $13.6 million tax credit in the year-ago quarter from the settlement of prior years’ federal tax matters.

We also decreased our LIFO inflation index in the third quarter, resulting in a LIFO credit of $3.5 million this quarter versus a provision of $24.2 million in the year-ago period. The lower index reflects less inflation than anticipated among pharmacy inventories.

For the first nine months of fiscal 2007, sales increased 14.5 percent to $40.3 billion. Net earnings rose 22.9 percent to $1.64 billion or $1.63 per share (diluted). This year’s nine-month earnings also benefited from the lower LIFO rate, while both this year’s and last year’s nine-month earnings include the previously mentioned tax benefits.

Front-end, or non-pharmacy, sales continued a strong showing in the quarter. During the most recently reported 52-week period, we gained market share in 56 of our top 60 core product categories versus our drugstore, grocery and mass merchant competitors compared to a year ago.

This year’s store growth continues on target. We opened 129 new stores in the third quarter, including 35 acquisitions. For the first nine months of the fiscal year we opened 352 stores, including 43 acquired stores. That puts us on schedule to open about 500 new stores in fiscal 2007, including more than 400 net new locations. Our store count as of May 31 is 5,751, a net increase of exactly 500 from a year ago. We’re on track to exceed 7,000 stores in 2010.

Comparable Sales
Taking a closer look at sales, total comparable drugstore sales - for stores open more than a year - were up 7.8 percent in the quarter, while front-end comparable drugstore sales rose 5.6 percent.

Pharmacy sales climbed 13.8 percent overall and 9.0 percent on a comparable drugstore basis in the quarter. The number of prescriptions filled in comparable drugstores rose 5.4 percent.

Gross Profit Margins and SO&A
Gross profit margins increased 84 basis points versus the year-ago quarter to 28.30 as a percent to sales. Both pharmacy and front-end margins showed improvement. While pharmacy margins increased with the growth in generic drug sales, some of that benefit was offset by an overall sales shift toward the pharmacy business, which carries lower margins than front-end merchandise. Margins on the front-end increased as a result of a shift in mix toward higher margin items. The lower LIFO inflation index in the quarter also helped gross profit margins.

Meanwhile, selling, occupancy and administration expenses increased 41 basis points to 22.06 as a percent to sales, mostly due to increases in store level salaries and expenses. The impact of new, lower-cost generic drugs, which slowed pharmacy sales growth by 5.1 percentage points and total sales growth by 3.4 percentage points in the quarter, continued to affect expense ratios.

Operating income for the third quarter increased 43 basis points over the previous year to 6.24 as a percent to sales.

Tax Rate
The effective tax rate for the third quarter this year was 35.20 percent, compared to 35.12 percent in last year’s third quarter. The effective tax rate for the first nine months of this year was 36.23 percent, compared to 36.35 percent in the year ago period. We expect our effective tax rate for the fourth quarter to be 36.75 percent.

[Preliminary and unaudited]
From the Balance Sheet
The consolidated balance sheet and statement of cash flows can be found within our press release. Cash and short-term investments decreased from $1.8 billion at the end of last year’s third quarter to $758 million at the end of this year’s third quarter.

Accounts receivable decreased 1.9 percent and accounts payable decreased 0.6 percent. The declines are a result of less Medicare Part D business in our pharmacy benefit management unit. You’ll recall our PBM’s contract with UnitedHealth Group’s Ovations unit ended last Dec. 31.

LIFO inventories were $6.46 billion, a 16.5 percent increase from the year ago quarter. Pharmacy inventories in the stores were impacted by recent generic introductions, which left us with some excess supply of brand medicines. In addition, warehouse inventories were impacted by the new distribution center opening in Anderson, South Carolina.

From the Statement of Cash Flows
Meanwhile, for the first nine months depreciation and amortization increased 21.3 percent from $409 million to $496 million. This is due, in part, to the amortization of intangibles from prescription file buys and the acquisitions of the Happy Harry’s pharmacy chain and Medmark Specialty Pharmacy Solutions. Capital expenditures for the nine months were $1.25 billion versus $907 million last year.

Share Repurchase Plan
Since announcing a new $1 billion share repurchase plan in January, we’ve repurchased 5.6 million shares of stock for $257 million.

Wrapup
During the past quarter, our main focus - and biggest opportunity - continued to be drugstore expansion. This will drive our company’s growth well into the future as we remain on track to operate more than 7,000 stores in 2010. And as more industry consolidation takes place, we’ll consider select acquisitions, such as the one that resulted in this quarter’s opening of 30 former Familymeds Group pharmacies.

We’re also looking for other pharmacy-related health care opportunities, which is why we acquired convenient care clinic operator Take Care Health Systems in May. Our initial rollout of more than 400 clinics by the end of calendar 2008 won’t have the same impact as opening 400 drugstores, but they will be central to our future expansion of other patient-focused health care services.

Another milestone reached during the quarter was the opening of our 12th distribution center in Anderson, South Carolina. This new facility is special because of the inclusive work environment that our distribution and logistics division created. More than 42 percent of the facility’s current workforce of 275 has a physical or cognitive disability, making it the first facility of its kind to employ a significant number of people with disabilities. Randy Lewis, our senior vice president of distribution and logistics who led the way to create this work environment, always points out that this isn’t charity work. Instead, employees with disabilities work side-by-side with all other facility employees, earning the same pay and benefits, doing the same work and meeting the same productivity goals. On top of all of that, the distribution center will be 20 percent more efficient than our previous generation of DCs.

As Walgreen shareholders, you can take as much - or more - pride in this initiative as anything else the company is doing. We’ll have the same hiring approach with our next distribution center scheduled to open in 2009 in Connecticut, where we again hope to surpass our goal of hiring a workforce where at least 30 percent of the facility’s employees have a disability. You can learn more about this effort on the Internet at www.walgreensoutreach.com.

Thank you for listening. Our next earnings announcement, for the fourth quarter and fiscal year-end of 2007, is scheduled for Oct. 1st. Once again, thanks for being a loyal Walgreen shareholder, and remember, “You’re Always Welcome at Walgreens!”

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